United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SCOLR Pharma, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrant statement number, or the Form or Schedule and the date of its filing.

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SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 400

Bellevue, Washington 98006

May 5, 2006

Dear Stockholder:

This year’s annual meeting of stockholders will be held on June 8, 2006, at 10:30 a.m. local time at The American Stock Exchange, 86 Trinity Place, New York, New York 10006. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, accompany this letter.

It is important that you use this opportunity to take part in the affairs of SCOLR Pharma, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of SCOLR Pharma, Inc.’s Annual Report to Stockholders is also enclosed for your information. Following completion of the scheduled business, we will report on SCOLR Pharma’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

DANIEL O. WILDS
President and Chief Executive Officer

SCOLR Pharma, Inc.

3625 132nd Avenue SE, Suite 400

Bellevue, Washington 98006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2006

To the stockholders of SCOLR Pharma, Inc.:

Notice is hereby given that the annual meeting of the stockholders of SCOLR Pharma, Inc., a Delaware corporation, will be held on June 8, 2006, at 10:30 a.m. local time at The American Stock Exchange located at, 86 Trinity Place, New York, New York 10006, for the following purposes:

1. To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified.

2. To approve an increase in the maximum aggregate number of shares that may be issued under our 2004 Equity Incentive Plan by 2,000,000 shares.

3. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 21, 2006, are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006.

By order of the Board of Directors,

DANIEL O. WILDS
President and Chief Executive Officer

Bellevue, Washington

May 5, 2006

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BANK, BROKER OR OTHER NOMINEE.

SCOLR Pharma, Inc.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2006

The accompanying proxy is solicited by the Board of Directors of SCOLR Pharma, Inc., a Delaware corporation, for use at its 2006 annual meeting of stockholders or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about May 5, 2006.

Date, Time and Place of Meeting.    This year’s annual meeting of stockholders will be held on June 8, 2006, at 10:30 a.m. local time at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.

Voting Securities.    Only stockholders of record as of the close of business on April 21, 2006, will be entitled to vote at the meeting and any adjournment thereof. As of that date, we had 37,694,276 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.    A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors.

Solicitation of Proxies.    We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and may reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and other third parties to solicit proxies, personally or by telephone, without additional compensation. In addition, we have retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $6,000.

Voting of Proxies.    All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Proxy Revocation.    A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of SCOLR Pharma a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. However, if a stockholder’s shares are held of record by a bank, broker or other nominee, the shareholder must first obtain a proxy issued in his or her name from such bank, broker or other nominee before voting the shares in person at the meeting.

Principal Executive Offices.    Our principal executive offices are located at 3625 - 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Our corporate website is http://www.scolr.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provides that the board of directors shall consist of between four and twelve members, with the specific number to be established by resolution of the board of directors. The authorized number of directors is currently set at eight.

Our nominating and corporate governance committee has nominated for election by the stockholders the current members of the board of directors: Randall L-W. Caudill, D. Phil., Reza Fassihi, Ph.D., Herbert Lucas, Jr., Hans Mueller, Ph.D., Wayne L. Pines, Michael Sorell, M.D., Michael N. Taglich, and Daniel O. Wilds. Upon the recommendation of the nominating and corporate governance committee, the board of directors elected Dr. Mueller to serve as a director to fill a vacancy on the board of directors in July 2005. Mr. Mueller was recommended as a nominee by a third party search firm acting on behalf of the nominating and corporate governance committee. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2007 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the eight nominees for director receiving the highest number of votes will be elected as members of the board of directors. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Set forth below is certain information pertaining to our current directors:

Daniel O. Wilds, age 57, has served as a director and as our president and chief executive officer since August 2003. From 1998 to July 2003, Mr. Wilds served as chairman, president and chief executive officer of Northwest Biotherapeutics, Inc., a biotechnology company focused on discovering, developing, and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. From 1997 to 1998, Mr. Wilds served as president and chief executive officer of Shiloov Biotechnologies (USA), Inc. From 1992 to 1996, Mr. Wilds served as president and chief executive officer of Adeza Biomedical Corporation, prior to which he served as president and chief executive officer of Medisense, Inc. and president of Baxter’s Chemotherapy Service. Mr. Wilds has also served as president and chief operating officer of Travenol-Genentech, Inc., a joint venture between Baxter International and Genentech, Inc., and has held other domestic and international senior management positions in the biomedical and biopharmaceutical fields. Mr. Wilds currently serves on the board of directors of Helix BioMedix, Inc. and is a member of the Leadership Council for the Albert B. Sabine Vaccine Institute’s Cancer Vaccine Consortium. Mr. Wilds holds a BA from California State University, Los Angeles and an MBA from Northwestern University.

Randall L-W. Caudill, D. Phil., age 59, has served as a director since 2002. Dr. Caudill serves as president of Dunsford Hill Capital Partners, a financial consulting firm serving early-stage healthcare and technology companies. From 1987 to 1997, while at Prudential Securities, Dr. Caudill established and headed the firm’s San Francisco investment banking practice and served as head of the mergers and acquisitions department and co-head of Prudential’s investment banking division. Dr. Caudill also served as executive director and co-head of mergers and acquisitions at Morgan Grenfell Inc. and as vice president in the mergers and acquisitions department of The First Boston Corporation. Dr. Caudill currently serves as chairman of the board of directors of VaxGen, Inc., and on the boards of directors of RamGen Inc. and Helix BioMedix Inc. Dr. Caudill received a MA in Public and Private Management from Yale University and a doctorate of philosophy while a Rhodes Scholar at Oxford University.

Reza Fassihi, Ph.D., age 54, has served as a director since November 2003. Dr. Fassihi is the co-inventor and patent holder of three patents in our CDT(R) platform and is a consultant to us. He is a professor of biopharmaceutics and industrial pharmacy at Temple University, School of Pharmacy. Dr. Fassihi joined Temple University in 1992, where he has served as professor, director of graduate programs, and has chaired various committees and is co-chair of PPF (Philadelphia Pharmaceutical Forum). Dr. Fassihi is widely published in more than 100 peer-reviewed professional papers, numerous chapters in books and is credited with more than 300 abstracts. Currently he has ongoing projects in collaboration with various pharmaceutical laboratories. He acts as a consultant to a number of pharmaceutical and nutritional manufacturers, government agencies, and has served as an expert witness on issues related to pharmaceutical products.

Herbert L. Lucas, age 79, has served as a director since 1991. Since 1982, Mr. Lucas has managed his family investment business. He has served on the boards of various financial and business institutions including Wellington Trust Company, Arctic Alaska Fisheries, Inc., and Sunworld International Airways, Inc. Mr. Lucas has served as Trustee of The J. Paul Getty Trust, the Los Angeles County Museum of Art, The Morgan Library, and Winrock International Institute for Agricultural Research and Development. He was formerly a member of the Board of Trustees of Princeton University. From 1972 to 1981, he served as president of Carnation International in Los Angeles and as a director of the Carnation Company. Mr. Lucas received a BA degree in History from Princeton University and an MBA degree from the Harvard University Graduate School of Business Administration.

Hans Mueller, Ph.D., age 65, has served as a director since July 2005. Since 2004, Dr. has been a consultant providing services to a number of private life sciences companies. From 1993 to 2004, Dr. Mueller worked for Wyeth Pharmaceuticals, where he managed the completion of hundreds of transactions as senior vice president of global business development. From 1985 to 1993, Dr. Mueller served in various positions with Nova Pharmaceuticals, including as president and chief executive officer. Dr. Mueller began his career in the life science industry in 1969, at Sandoz Inc., where he was initially involved in biostatistics and then several other functions including new product planning, licensing and business development. Dr. Mueller rose from a manager to vice president of the company prior to his departure in 1985. Dr. Mueller serves as on the boards of directors of three venture funded health care companies, TransMolecular, Inc., Hypnion, Inc., and Othera Pharmaceuticals, Inc. Dr. Mueller received his Ph.D. in Actuarial Sciences and Math from the University of Bern, Switzerland and is a graduate of Harvard Business School’s Advanced Management Program.

Wayne L. Pines, age 62, has served as a director since April 2004. Mr. Pines is an international consultant on FDA-related regulatory and media issues and on corporate crisis management. Since 1993, he has served as president of regulatory services and healthcare at APCO Worldwide, a public affairs firm in Washington, D.C. Prior to that, Mr. Pines served as executive vice president of Burson-Martseller, an international public relations agency. Mr. Pines served for ten years at the FDA, including as chief of consumer education and information, chief of press relations and associate commissioner of public affairs. He serves on the boards of directors of several non-profit organizations, including the FDA Alumni Association and the MedStar Research Institute, and is on the scientific advisory board of Tigris Pharmaceuticals. A frequent lecturer at educational conferences, he has authored or edited ten books on FDA-related issues, medical advertising regulation and crisis management. Mr. Pines is a graduate of Rutgers University.

Michael Sorell, M.D., age 58, has served as a director since April 2004. Since September 2004, Dr. Sorell has served as the chief executive officer and as a director of Neurologix, Inc., a developer of proprietary therapies for treating central nervous system disorders. From 1996 to 2004, Dr. Sorell was a managing member of MS Capital Advisors LLC, an investment banking and advisory service firm. From 1986 to 1992 and from 1994 to 1996, Dr. Sorell was with Morgan Stanley & Co. in various capacities, including as a biotechnology and pharmaceuticals analyst, an emerging growth strategist and as executive director. From 1992 to July 1994, Dr. Sorell was a partner in a joint venture with Essex Investment Management of Boston, an investment management firm. Prior to March 1992, Dr. Sorell was on the staff of Memorial Sloan-Kettering Cancer Center and worked in clinical development of Schering Plough. Dr. Sorell serves on the board of directors of Applied Neurosolutions, Inc. Dr. Sorell received his medical degree from the Albert Einstein College of Medicine, Bronx, NY, and studied in the Visiting Professionals Program at the New York University Graduate School of Business with a major in finance.

Michael N. Taglich, age 40, has served as a director since August 2003 and as chairman of the board since April 2005. Since 1992, Mr. Taglich has served as president and co-founder of Taglich Brothers, Inc., a NASD broker-dealer focused on public and private micro cap companies. From 1987 to 1992, Mr. Taglich served as vice president at Weatherly Securities. Mr. Taglich serves on the board of directors of Telenetics, Inc. Mr. Taglich earned a BS from New York University.

In connection with the issuance of convertible notes in June 2003, we agreed to use our best efforts for three years to nominate and secure the election of a designee of Taglich Brothers, Inc. to serve as a member of our board of directors, or at Taglich Brothers’ discretion, to permit a designee to attend meetings of the board of directors as a non-voting observer. Mr. Taglich serves as the director designated by Taglich Brothers.

The board of directors has determined that each of Dr. Caudill, Mr. Lucas, Dr. Mueller, Mr. Pines and Dr. Sorell is an “independent director” for purposes of the American Stock Exchange rules as currently applicable to us. We are in compliance with the rule of the American Stock Exchange requiring that a majority of our directors be independent.

Board Meetings and Committees

The board of directors held eight meetings during the fiscal year ended December 31, 2005. The board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Committee assignments are re-evaluated periodically and approved by the board of directors as needed. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served held during that period, except Dr. Fassihi, who attended five of the meetings of the board of directors.

Audit Committee.    The members of the audit committee are Mr. Lucas (Chairman), Dr. Caudill, Mr. Pines and Dr. Sorell. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission for audit committee membership. The board of directors has also determined that at least one member of the audit committee, Dr. Caudill, is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as an appendix to our proxy statement filed with the SEC on May 25, 2004. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions. The audit committee held six meetings during fiscal 2005.

Compensation Committee.    The current members of the compensation committee are Dr. Caudill (Chairman), Mr. Lucas and Mr. Pines. The board of directors has determined that each current member of the compensation committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission for compensation committee membership and as outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. Mr. Taglich served as a member of the compensation committee until December 9, 2005. Mr. Taglich is not considered independent as a result of placement agent fees paid to Taglich Brothers and compensation paid to Mr. Taglich for consulting services he provides to us. As a result, the compensation committee established a Section 162(m) subcommittee comprised solely of outside directors for purposes of Section 162(m) of the Internal Revenue Code while Mr. Taglich was a member of the compensation committee.

The compensation committee acts pursuant to a written charter adopted by the board of directors. The compensation committee determines all compensation for our chief executive officer, including incentive-based and equity-based compensation. In addition, the compensation committee reviews and approves salary and bonus levels for other executive officers and approves stock option grants to executive officers. The compensation committee held four meetings during fiscal 2005.

Nominating and Corporate Governance Committee.    The current members of the nominating and corporate governance committee are Mr. Lucas (Chairman), Dr. Caudill and Dr. Mueller. The board of directors has determined that each member of the nominating and corporate governance committee satisfies all applicable independence requirements of the American Stock Exchange for nominating and corporate governance committee membership. Mr. Taglich served as a member of the nominating and corporate governance committee until January 27, 2006. Mr. Taglich is not considered independent as a result of placement agent fees paid to Taglich Brothers and compensation paid to Mr. Taglich for consulting services he provides to us.

The nominating and corporate governance committee acts pursuant to a written charter adopted by the board of directors. The nominating and corporate governance committee identifies individuals qualified to become members of the board of directors, selects or recommends to the board of directors director nominees for each election of directors, develops and recommends to the board of directors criteria for selecting qualified director candidates, considers committee member qualifications, appointment and removal, and provides oversight in the evaluation of the board of directors and each committee. The nominating and corporate governance committee held two meetings during fiscal 2005.

Director Nominations

When considering the nomination of director for election to the board of directors, the nominating and corporate governance committee generally reviews the results of an evaluation performed by the board of directors and each committee and the needs of the board of directors for various skills, background, experience and expected contribution and qualifications of the candidate. In this regard, the nominating and corporate governance committee concerns itself with the composition of the board of directors with respect to depth of experience, balance of professional interests, required expertise and other factors. The nominating and corporate governance committee evaluates perspective nominees on its own initiative or referred to it by the board of directors, management, stockholders or external sources.

Our stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. In summary, a stockholder desiring to nominate one or more candidates for election at our next annual meeting must submit written notice of such nomination to our corporate secretary not less than 90 days in advance of the third Monday in May. The deadline for submission of any director nominations by our stockholders for the next annual meeting is also set forth in the proxy statement for each annual meeting.

Any stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the stockholder’s name and address;

•	a representation that the stockholder is entitled to vote at the annual meeting and a statement of the number of shares beneficially owned by the shareholder;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the consent of each nominee to serve as a director if so elected.

Evaluation of any recommendations by stockholders of director candidates is the responsibility of our nominating and corporate governance committee under its charter. Stockholders may submit in writing recommendations for consideration by the nominating and corporate governance committee to the attention of our corporate secretary at 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the nominating and corporate governance committee to consider.

Compensation of Directors

Our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committee meetings. Our board of directors determined the cash and equity compensation structure as set forth below to be paid to members of the board of directors and committees of the board of directors who are not employees:

•	the chairman of the board receives a quarterly cash retainer of $5,625; the audit committee chairman receives a quarterly cash retainer of $4,625; and each other non-employee director receives a quarterly cash retainer of $3,750; and

•	each new non-employee director receives an initial stock option grant for 50,000 shares upon commencement of service on the board; the chairman of the board receives an annual stock option grant for 37,500 shares; the audit committee chairman receives an annual stock option grant for 30,000 shares; and each other continuing non-employee director receives an annual stock option grant for 25,000 shares; with all such continuing option grants becoming exercisable in twelve equal monthly installments following the date of grant in the person is still serving as a director at such time.

Until December 2005, non-employee directors could elect to receive the value of their quarterly retainer in the form of a stock-based fee award. Messrs. Caudill, Lucas, Mueller, Pines, and Taglich elected to receive their 2005 retainers in the form of stock options. However, because of negative tax consequences for discounted stock option programs arising under recently enacted internal revenue service regulations, we agreed to cancel certain outstanding options in exchange for payment of the difference between the closing price of a share of our common stock as reported on the American Stock Exchange on December 9, 2005, and the exercise price of the applicable options. As a result, we paid to non-employee directors an aggregate amount of $75,544 in connection with cancellation of options. In December 2005, the board of directors revised the non-employee director compensation program such that directors may no longer elect to receive the value of their quarterly retainer in the form of a stock-based fee award.

On November 4, 2005, we entered into an advisory services agreement with Mr. Taglich under which he agreed to provide such advisory services to us as our chief executive officer or our board of directors may reasonably request from time to time. We will not pay any cash compensation to Mr. Taglich for advisory services under the agreement, but we may reimburse Mr. Taglich for reasonable travel and other out-of-pocket expenses he incurs in connection with providing services. The agreement is for a two year period commencing on November 4, 2005, subject to earlier termination according to the provisions of the agreement.

In connection with the agreement, we granted Mr. Taglich an option to purchase 100,000 shares of our common stock at an exercise price of $4.61 per share, which represents the last sale price of our common stock as reported on the American Stock Exchange on the date of grant. The option is exercisable for a period of ten years and becomes exercisable in equal monthly installments over a two-year period commencing on December 5, 2005, subject to the following additional restrictions:

•	If during the first year of service, shares of our common stock have traded on a stock exchange at a price per share in excess of 125% of the exercise price for 30 consecutive trading days, then 50,000 shares of common stock issuable upon exercise of the option will become vested and exercisable.

•	If during the first year of service, shares of our common stock have not traded on a stock exchange at a price per share in excess of 125% of the exercise price for 30 consecutive trading days, then none of the shares of common stock issuable upon exercise of the option will become vested and exercisable.

•	If during the second year of service, shares of our common stock have traded on a stock exchange at a price per share in excess of 150% of the exercise price for 30 consecutive trading days, then all of the shares of common stock issuable upon exercise of the option will become vested and exercisable.

•	If during the second year of service, shares of our common stock have not traded on a stock exchange at a price per share in excess of 150% of the exercise price for 30 consecutive trading days, then no more than 50,000 shares of common stock issuable upon exercise of the option will become vested and exercisable (assuming the 125% threshold is met as described above).

During 2005, we paid Dr. Fassihi $48,000 in consulting fees. We entered into a consulting agreement with Dr. Fassihi on December 22, 2000, which has been amended and supplemented by additional services agreements. Under the consulting agreement, we agreed to pay Dr. Fassihi a monthly retainer of $4,000 and an hourly fee of $100 (which is credited against the retainer) until December 31, 2006, subject to termination under certain circumstances. In addition, we are obligated to pay Dr. Fassihi royalties for sales of products relating to certain intellectual property assigned to us by Dr. Fassihi. Dr. Fassihi devotes approximately one day per week plus ongoing supervision of projects as necessary to provide services to us. Under the terms of his consulting agreement, we own any and all intellectual property relating to the services provided under the agreements.

Communications with Directors

Any stockholder wishing to communicate with any of our directors regarding SCOLR Pharma may write to the director, c/o Corporate Secretary, 3625 132nd Avenue SE, Suite 400, Bellevue, Washington 98006. Any such correspondence should indicate that the sender is a stockholder of SCOLR Pharma. Our corporate secretary will forward all communications the director or directors to whom it is addressed as soon as practicable, although communications that are primarily commercial in nature, abusive, in bad taste or that present safety or security concerns may be handled differently. The independent directors of the board of directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Director Attendance at Annual Meetings

We believe that annual meetings provide an opportunity for stockholders to communicate with members of our board of directors. We will make every effort to schedule the annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. All of our directors are encouraged to make every reasonable effort to attend the annual meeting of stockholders. We will reimburse all reasonable out-of-pocket traveling expenses incurred by our directors attending the annual meeting. Six of our directors then serving attended the 2005 annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

The board of directors has adopted a written charter for each of the committees described above. A copy of the audit committee charter is included as an appendix to our proxy statement filed with the SEC on May 25, 2004. The board of directors has also adopted a code of business conduct that applies to all of our employees, officers and directors. Links to these materials are available on our website at www.scolr.com. Any substantive amendment or waiver of the code of business conduct for executive officers or directors may be made only by the audit committee, and we intend to disclose any such amendment or waiver on our website at www.scolr.com.

PROPOSAL NO. 2

INCREASE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED UNDER

2004 EQUITY INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve an amendment to our 2004 Equity Incentive Plan to increase by 2,000,000 the maximum number of shares of common stock that may be issued under that Plan. The board of directors believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility. We expect that the Plan will be an important factor in attracting and retaining the high caliber employees and directors essential to our success and in motivating these individuals to strive to enhance our growth and profitability.

As of April 21, 2006, only 546,236 shares remained available for the future grant of stock options under the Plan, a number that the board of directors believes to be insufficient to meet our anticipated needs. Therefore, the board of directors has unanimously adopted, subject to stockholder approval, an amendment to increase the maximum number of shares of common stock issuable under the Plan by 2,000,000 shares to a total of 4,000,000 shares, plus shares which were previously reserved for issuance under our 1995 Stock Option Plan, to ensure that we will continue to have available a reasonable number of shares for our stock option program.

Summary of the 2004 Equity Incentive Plan

The following summary of the 2004 Equity Incentive Plan is qualified in its entirety by the specific language of the Plan, a copy of which is filed as an exhibit to our annual report on Form 10-K and is available to any stockholder upon request.

Summary of the Plan

General.    Under the Plan, we may grant to our employees, consultants, officers and directors equity-based incentive awards in the form of stock options, stock appreciation rights, stock awards, and performance awards, and directors may receive director fee awards and outside directors will be entitled to automatic grants of stock options.

The Plan is also designed to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with options and performance awards granted under the Plan. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with stock options, performance shares and performance units awarded under the Plan to qualify as performance-based, the Plan limits the size of awards that can be made under the Plan, as further described below. While we believe that generally we will be entitled to deduct compensation in connection with such awards under the plan for federal income tax purposes, under certain circumstances, compensation paid in settlement of performance share or performance unit awards may not qualify as performance-based.

Authorized Shares.    The Plan authorizes the issuance of up to 2,000,000 shares of common stock, plus 388,441 shares which were previously reserved for issuance under our 1995 Stock Option Plan but not subject to outstanding options at April 21, 2006, and 1,124,295 shares of common stock (as of April 21, 2006) subject to outstanding options under our 1995 Plan to the extent shares of common stock are not issued pursuant to such options. If any award expires, lapses or otherwise terminates for any reason without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by us, any such shares that are reacquired or subject to a terminated award will again become available for issuance under the Plan. Appropriate adjustments will be made to the number of shares reserved under the Plan, the share limits affecting incentive stock options, the Section 162(m) grant limits and the terms of any outstanding awards in the event of any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

Administration.    The Plan will be administered by the compensation committee of the board of directors or another committee of the board of directors appointed to administer the Plan, or, in the absence of such committee, by the board of directors. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code, administration must be by a committee comprised solely of two or more “outside directors” within the meaning of Section 162(m). Subject to the provisions of the Plan, the committee will determine in its discretion the persons to whom and the times at which awards are granted, the types and sizes of awards, and all of their terms and conditions. The committee may, subject under some circumstances to certain limitations on the exercise of its discretion required by Section 162(m), amend or cancel any award, waive any restrictions or conditions applicable to any award, and accelerate, extend or defer the vesting of any award. The committee will have the authority to interpret the Plan and awards granted thereunder, and any such interpretation by the committee will be binding.

Eligibility.    We may grant awards to our employees, officers, consultants and directors. In addition, we may grant awards to prospective service providers in connection with written employment offers, provided that no shares subject to any such award may be acquired prior to such person’s commencement of service. We may grant incentive stock options only to employees, and director fee awards and outside director grants only to members of the board of directors who, as of the time of grant, are not our employees. As of April 17, 2006, we had approximately thirty-three employees, of which four were executive officers, four consultants and seven non-employee directors who would be eligible to receive awards under the Plan.

Stock Options.    We may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, nonstatutory stock options or any combination thereof. Each option granted under the Plan must be evidenced by a written agreement between us and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options may have an exercise price that is less than fair market value. However, any incentive stock option we grant to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. The closing price of our common stock as reported on the American Stock Exchange on April 17, 2006, was $5.41 per share.

The Plan provides that the option exercise price may be paid in cash, by check, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of our common stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as may be approved by the committee. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if we permit, through the optionee’s surrender of a portion of the option shares to us.

Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as the committee may specify. The maximum term of an option granted under the Plan is ten years, provided that an incentive stock option granted to a 10% stockholder must have a term not exceeding five years. An option generally will remain exercisable for three months following the optionee’s termination of service, unless such termination results from the optionee’s death or disability, in which case the option generally will remain exercisable for twelve months following termination, provided that in no case may an option be exercised after its expiration date.

Incentive stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the Plan may be assigned or transferred to the extent permitted by the committee and set forth in the option agreement.

Stock Appreciation Rights.    A stock appreciation right entitles the holder thereof to receive, for each share as to which the award is granted payment of an amount, in cash, shares of common stock, or a combination thereof, as the committee may determine, equal in value to the excess of the fair market value of a share of common stock on the date of exercise over an exercise price the committee determines. We may grant stock appreciation rights in tandem with an option or on a stand-alone basis. Stock appreciation rights are exercisable at such times, and subject to such conditions, as the committee may prescribe at the time of granting such award, provided that a stock appreciation right granted in tandem with a stock option can only be exercised to the extent that the related option is itself exercisable.

The committee shall determine and set forth in the participant’s award agreement evidencing the stock appreciation right the effect of the termination of the participant’s service on the stock appreciation right. Stock appreciation rights may not be assigned or transferred other than by will or the laws of descent and distribution.

Stock Awards.    We may grant awards of restricted stock subject to such vesting restrictions for such periods as the committee may determine and set forth in a written agreement with the participant. Restricted stock may not be sold or otherwise transferred or pledged until the restrictions lapse or are terminated. Restrictions may lapse in full or in installments on the basis of the participant’s continued service or other factors, such as performance criteria established by the committee. Participants holding restricted stock will have the right to vote the shares and to receive all dividends and other distributions, except that any dividends or other distributions paid in shares will be subject to the same restrictions as the original award. Unless the committee provides otherwise, upon a participant’s termination of service, the participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed.

Performance Awards.    We may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as may be determined by the committee and set forth in a written agreement with the participant. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values equal to the fair market value of a share of common stock determined on the grant date, in the case of performance shares, and $100 per unit, in the case of performance units. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock), or any combination thereof.

The committee will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of our business or financial performance as the committee may select. The committee, in its discretion, may base performance goals on one or more measures, including revenue, operating income, pre-tax profit, net income, gross margin, operating margin, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added and cash flow. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the committee. The degree of attainment of performance measures will, according to criteria established by the committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Grant Limits.    No employee may be granted under the Plan, during any fiscal year:

•	options to purchase more than 500,000 shares of common stock;

•	more than 300,000 shares of restricted stock on which the restrictions are based on performance goals;

•	performance shares that could result in the employee receiving more than 300,000 shares of common stock;

or

•	performance units that could result in the employee receiving more than $2,500,000.

The grant limits are intended to permit compensation received by certain executive officers in connection with certain awards granted under the Plan to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code. Performance-based compensation is not counted toward the limit on the amount of executive compensation that public companies are permitted to deduct for federal income tax purposes under Section 162(m).

Change in Control.    The Plan defines a “change in control” as any of the following events upon which our stockholders immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of our voting securities or the corporation to which our assets were transferred:

•	a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock;

•	a merger or consolidation in which we are a party;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	our liquidation or dissolution.

In the event of a change in control, the continuing or purchasing corporation may either assume all outstanding awards or substitute new awards having an equivalent value. Any awards which are neither assumed nor substituted nor exercised as of the change in control terminate; provided that the committee may provide otherwise in an award agreement. The Plan authorizes the committee, in its discretion, to provide in any award agreement that if, within a period following a change in control specified by the committee, the participant’s service is involuntarily terminated without cause or the participant resigns for certain reasons as specified in the Plan, then the exercisability, vesting and payment of such participant’s outstanding awards will be accelerated to such extent as specified by the committee and, if the outstanding award is an option, will remain exercisable for six months (or such other period specified by the committee) following the date of the participant’s termination of service (but not beyond the expiration of the option’s term).

Termination or Amendment.    The committee may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of our stockholders, the committee may not:

•	increase the maximum aggregate number of shares of common stock that may be issued under the Plan (except in the case of stock splits, etc.);

•	change the class of persons eligible to receive incentive stock options; or

•	make any other amendment that would require the approval of our stockholders under applicable law, regulation or rule.

No termination or amendment of the Plan will affect any then outstanding award unless expressly provided by the committee, unless such termination or amendment is required to enable an option designated an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule.

The Plan will continue in effect until the earlier of its termination by the committee or the date on which all shares of common stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing awards granted under the Plan have lapsed.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.    A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Participants who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the participant’s disposition of shares before both of these holding periods have been satisfied, the participant will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.    Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the participant normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised or such later date as the shares become vested and free of any restrictions on transfer. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the exercise date, the participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the exercise date as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the exercise date. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon receipt of a stock appreciation right, but the amount of cash and/or the fair market value of vested shares received upon exercise of a stock appreciation right will be taxable as ordinary income to a participant. If the participant is an employee or former employee, that ordinary income is treated as wages subject to income and employment tax withholding. The subsequent sale of shares received upon exercise of a stock appreciation right is a taxable event. At the time of the sale, the participant recognizes capital gain or loss realized in the disposition. That gain or loss is determined by the difference between the amount realized on the sale of the shares and their adjusted basis. The adjusted basis of the shares is generally the amount of ordinary income recognized when the shares were transferred to the participant. The tax consequences of disposing of the shares will vary depending on how long the participant has held the shares. The capital gain or loss will be long-term if the participant held the shares for more than one year and short term if the participant held the shares for one year or less. We are is generally entitled to a tax deduction equal to the ordinary income that participants recognize under the rules discussed above, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code or the regulations thereunder.

Stock Awards.    Acquisitions of restricted stock receive tax treatment that is similar to that of exercises of nonstatutory stock options. A participant acquiring restricted stock normally recognizes ordinary income equal to the difference between the amount, if any, the participant paid for the restricted stock and the fair market value of the shares on the determination date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the acquisition date as the determination date by filing an election with the Internal Revenue Service. Upon the sale of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the acquisition of restricted stock, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Performance Awards.    A participant generally will recognize no income upon the grant of a performance share, performance units or stock units award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of settlement in an amount equal to the cash received and the fair market value of any unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Awards Subject to Section 409A of the Code.    Certain awards granted under the Plan may be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code, providing rules regarding the taxation of nonqualified deferred compensation plans, and such regulations or other administrative guidance that may be issued pursuant to Section 409A. Any award that is distributed after vesting may need to comply with Section 409A in order to avoid additional taxes, interests and penalties.

Awards Granted to Certain Persons

The aggregate numbers of shares of common stock subject to awards granted to certain persons under the Plan in the last completed fiscal year are as follows: (i) Daniel O. Wilds, President and Chief Executive Officer, 300,000 shares; (ii) Stephen J. Turner, Vice President and Chief Technology Officer, 60,000 shares; (iii) Alan M. Mitchel, Senior Vice President and Chief Legal Officer, 200,000 shares; (iv) Gail T. Vitulli, Principal Accounting Officer and Controller, 50,000 shares; (v) all current executive officers as a group, an aggregate of 710,000 shares; (vi) all current directors who are not executive officers as a group, an aggregate of 804,489 shares; and (vii) all employees, including current officers who are not executive officers as a group, an aggregate of 1,914,489 shares.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

The board of directors believes that the amendment to the Plan to increase by 2,000,000 the maximum number of shares of common stock that may be issued under the Plan is in the best interests of SCOLR Pharma and our stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE PLAN.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 1, 2006, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each director (iii) each executive officer named in the summary compensation table, and (iv) all of our directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Common Stock(1)
Archer-Daniels-Midland Company(2) 4666 Faries Parkway Decatur, IL 62526	1,920,000	5.44%
Daniel O. Wilds	572,000	1.60%
Randall L-W. Caudill	188,426	*
Herbert L. Lucas	1,001,072	2.80%
Dr. Reza Fassihi	281,250	*
Hans Mueller	75,000	*
Wayne L. Pines	111,926	*
Michael Sorell, M.D.	106,250	*
Michael N. Taglich(3)	752,577	2.11%
Alan M. Mitchel	200,000	*
Richard M. Levy	150,000	*
Stephen J. Turner	220,000	*
Gail Vitulli	9,300	*
All directors and executive officers as a group (11 persons)	3,667,801	9.8%

*	Less than 1%.
(1)	The percentage of common stock is calculated on the basis of 35,264,176 shares of common stock outstanding as of April 1, 2006, except that shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of April 1, 2006, are deemed outstanding for computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock shown as beneficially owned by the persons named in this table includes common stock underlying options and warrants exercisable within 60 days of April 1, 2006 as follows:

Name	Number of Options/Warrants
Daniel O. Wilds	391,667
Randall L-W. Caudill	167,759
Herbert L. Lucas	415,820
Dr. Reza Fassihi	231,250
Hans Mueller	50,000
Wayne L. Pines	93,259
Michael Sorell, M.D.	89,583
Michael N. Taglich	274,091
Alan M. Mitchel	88,889
Stephen J. Turner	170,002
Richard M. Levy	25,000
Gail Vitulli	0

(2)	Based solely on a Schedule 13G filed with the SEC on February 14, 2000.
(3)	Michael N. Taglich is the General Partner of a partnership that beneficially owns 50,000 shares of common stock. Mr. Taglich disclaims beneficial ownership of the common stock owned by such partnership except to the extent of his pecuniary interest therein. Also includes beneficial ownership of 7,000 shares owned by Taglich Brothers, Inc. Michael N. Taglich is a stockholder and executive officer of Taglich Brothers, Inc.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2005, 2004, and 2003, respectively, by our chief executive officer, our other most highly compensated executive officers whose salary and bonus for the last fiscal year exceeded $100,000, and a former executive officer who would have been included among the other most highly compensated executive officers if she had continued to serve as an executive officer through December 31, 2005.

Summary Compensation Table

	Year	Annual Compensation			Long-Term Compensation Awards Securities Underlying Options (#)		All Other(5) Compensation ($)
Name and Principal Position		Salary ($)	Bonus ($)	Other Annual Compensation ($)
Daniel O. Wilds(1) President and CEO	2005 2004 2003	320,000 300,000 95,538	156,000 75,000 (1)	6,000 6,000 —	— 300,000 250,000		— — —

Stephen J. Turner Vice President and Chief Technical Officer	2005 2004 2003	160,000 141,811 —	72,000 25,000 —	—	— 115,000 15,000	(4)	2,813 2,608 1,583

Alan M. Mitchel(2) Senior Vice President and Chief Legal Officer	2005 2004 2003	245,000 — —	141,375 — —	— — —	200,000 — —		2,450 — —

Gail T. Vitulli(3) Principal Accounting Officer and Controller	2005 2004 2003	142,041 95,000 76,932	20,423 15,000 —	— — —	— 95,000 15,000		62,706 2,185 1,583

(1)	Mr. Wilds commenced employment with the Company on August 8, 2003. He received an annualized base salary of $240,000 until December 31, 2003. Mr. Wilds has received a car allowance of $6,000 per year since January 2004. Mr. Wilds entered into an employment agreement in November, 2004. The bonus paid in 2004 included services rendered in both 2004 and 2003 and was not allocated by year.
(2)	Mr. Mitchel commenced employment with the Company on January 10, 2005 and entered an employment agreement in January 2005. The bonus includes a $50,000 payment received upon commencement of Mr. Mitchel’s employment, of which $25,000 was credited against the bonus awarded for 2005.
(3)	Ms. Vitulli discontinued service with us on December 15, 2005. Under the terms of a severance agreement, Ms. Vitulli received a severance payment of $60,000, health insurance coverage through June 30, 2006 and an extension of time until December 31, 2006 to exercise options to purchase the 48,500 shares vested at December 15, 2005. In addition, we matched $2,706 related to the 401(k) plan. Ms. Vitulli was granted options to purchase 45,000 shares relating to services rendered in 2003 and options to purchase 50,000 shares relating to services rendered in 2004.
(4)	Mr. Turner was granted options to purchase 55,000 shares relating to services rendered in 2003 and options to purchase 60,000 shares relating to services rendered in 2004.
(5)	Comprised of company matches to the individual’s contributions to our 401(k) retirement plan.

Stock Options Granted in Fiscal 2005

The following table provides the specified information concerning grants of options to purchase our common stock made during the fiscal year ended December 31, 2005, to the persons named in the summary compensation table:

Option Grants in Last Fiscal Year

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees In 2005(2)	Exercise Price ($/Share)(3)	Expiration Date	Grant Date Present Value ($)(4)
Daniel O. Wilds	—	0%	$—	—	$—

Stephen J. Turner	—	0%	$—	—	$—

Alan M. Mitchel	200,000	49%	$4.50	1/9/2015	$3.41

Gail T. Vitulli	—	0%	$—	—	$—

(1)	The option vests over three years in thirty-six monthly installments commencing on January 10, 2005.
(2)	During 2005, the Board of Directors granted options to purchase a total of 410,000 shares of common stock to employees and officers and an additional 444,785 to directors.
(3)	The exercise price per share was equal to the closing price of the shares on the day before the grant date.
(4)	The fair value of the option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions: (a) all options granted will vest as scheduled; (b) a dividend yield of 0.0%; (c) a risk-free interest rate of 4.28%; and (d) an expected volatility of 65%.

Option Exercises and Fiscal 2005 Year-End Values

The following table provides the specified information concerning exercises of options to purchase shares of our common stock in the fiscal year ended December 31, 2005, and unexercised options held as of December 31, 2005, by the persons named in the summary compensation table.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Daniel O. Wilds	—	$—	350,000	200,000	$1,208,500	$532,000

Stephen J. Turner	—	$—	126,666	93,334	$522,531	$222,869

Alan M. Mitchel	—	$—	61,111	138,889	$83,722	$190,278

Gail T. Vitulli	1,500	$3,750	48,500	65,000	$137,467	$123,468

(1)	The value realized is calculated based on the closing price of our common stock as reported by the American Stock Exchange on the date of exercise minus the exercise price of the option, and does not necessarily indicate that the optionee sold such stock.
(2)	The market value of underlying securities is based on the difference between the closing price of our common stock on December 31, 2005 (as reported by the American Stock Exchange) and the exercise price.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Contracts

We entered into an employment agreement with Daniel O. Wilds which provides for Mr. Wilds to continue serving as our president and chief executive officer indefinitely, subject to termination as provided in the agreement. The agreement provided for an increase in Mr. Wilds’s base salary to $320,000 per year effective January 1, 2005 (subsequently increased to $335,000 per year) and annual reviews and possible increases in subsequent years. In addition, Mr. Wilds will be eligible to receive an annual bonus up to 65% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. We may terminate Mr. Wilds’s agreement for “cause” without notice or compensation, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Wilds resigns for “good reason,” Mr. Wilds will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 65% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year and other customary benefits.

We entered into an employment agreement with Alan M. Mitchel, effective January 10, 2005, which provides that Mr. Mitchel will serve as senior vice president of business and legal affairs and chief legal officer indefinitely, subject to termination as provided in the agreement. The agreement provides for the payment of a base salary of $245,000 per year (subsequently increased to $260,925 per year), with annual reviews and possible increases in subsequent years. Mr. Mitchel will be eligible to receive an annual bonus up to 50% percent of his base salary (as adjusted from time to time) based on the achievement of certain objectives approved by the board of directors in its discretion; provided there has been a minimum gain in our market capitalization of 20% for the year under consideration for payment of a bonus. In addition, Mr. Mitchel received a bonus of $50,000 upon commencement of his employment with us, of which $25,000 was credited against the bonus awarded to Mr. Mitchel in December 2005. Mr. Mitchel was also granted an option to purchase 200,000 shares of our common stock. We may terminate Mr. Mitchel’s agreement for “cause” without notice or compensation to Mr. Mitchel, except for unpaid base salary and other benefits already earned. If we terminate the agreement “without cause,” or if Mr. Mitchel resigns for “good reason,” Mr. Mitchel will receive a lump sum payment equal to 87.5% of his then current base salary, a prorated bonus payment equal to 50% of such base salary for the portion of the year prior to termination (provided there has been a minimum gain in our market capitalization of 20% during the applicable portion of such year), accelerated vesting of any unvested stock options, and continued medical coverage at our expense for up to one year.

We entered into an employment agreement with Stephen J. Turner which provides that Mr. Turner will serve as vice president and chief technical officer. The agreement provides for an annual salary of at least $85,000 (subsequently increased to $225,000 per year) and includes provisions for bonus, salary increases and stock options as determined by the board of directors. In accordance with the terms of the agreement, Mr. Turner’s employment is “at will” and he may be terminated at any time with or without cause. However, if we terminate Mr. Turner’s employment “without cause,” or if Mr. Turner terminates his employment “good reason,” we have agreed to continue to pay his then current base salary for six months following the date of termination.

On December 15, 2005, we entered into an employment agreement with Richard M. Levy to serve as our interim chief financial officer and vice president—finance. The agreement provides for an initial annual salary of $185,000, and Mr. Levy will be eligible to receive an annual bonus of up to 35% of his base salary based on the achievement of certain objectives approved by the board of directors in its sole discretion. We also granted Mr. Levy an option to purchase 150,000 shares of our common stock. The option was immediately exercisable with respect to 25,000 shares, and the remaining portion of the option will vest over a period of three years, with one-third vesting on December 15, 2006, and the remainder vesting monthly thereafter in 24 equal installments. In the event of a change of control, Mr. Levy’s option will fully vest and become immediately exercisable. The agreement has a term of six months and will continue thereafter on a month-to-month basis unless earlier terminated in accordance with the terms of the agreement. Mr. Levy is entitled to receive continuation of his base salary for the period of time remaining in his initial six-month term of employment if we terminate his employment without cause. He also agreed not to compete with us for one year following the termination of his employment.

Termination of Employment Arrangements

We entered into a severance agreement and release with Gail Vitulli, our former principal financial officer, on February 15, 2006. Ms. Vitulli discontinued service with us effective December 15, 2005. Under terms of the severance agreement, we provided severance and employee benefits to Ms. Vitulli of approximately $84,000. In addition, Ms. Vitulli will have until December 31, 2006, to exercise options to purchase 48,500 shares that were vested as of December 15, 2005. We also agreed to release Ms. Vitulli from all claims against her arising from or relating to her employment with us, with the exception of any claims based on dishonesty or fraud. Ms. Vitulli agreed to release us from any and all claims, whether known or unknown, arising from or relating to her employment with us.

Equity Compensation Plan Information

We currently maintain our 2004 equity incentive plan that provides for the issuance of our common stock to officers and other employees, directors and consultants. The plan has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the plan as of December 31, 2005.

Plan Category	Number of shares to be Issued upon exercise of Outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	3,018,124	$2.89	666,445
Equity compensation plans not approved by stockholders	None		None

Total	3,018,124		666,445

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total returns on our common stock since December 31, 2000, with the cumulative total return of companies included in the AMEX Composite Index and the AMEX Pharmaceutical Index. The graph assumes that $100 was invested on December 31, 2000 in our common stock and in each of the indexes. All values assume reinvestment of the pretax value of dividends paid by companies included in these indexes and calculated as of December 31 of each year. We paid no dividend during the period. The data points used for the performance graph are listed in the chart below.

	2000	2001	2002	2003	2004	2005
December 31,

SCOLR Pharma, Inc.	100.00	151.4	254.3	611.4	1,402.9	1,677.1

AMEX Composite Index	100.00	94.4	91.8	130.7	159.8	195.9

AMEX Pharmaceutical Index	100.00	85.2	66.7	75.0	70.8	71.5

We have selected the AMEX Composite and the AMEX Pharmaceutical Index as they are widely recognized and available. In 2005, the AMEX U.S. Index, which was previously used, provided a return of 110.38.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into an advisory services agreement with Mr. Taglich, a member of our board of directors, described above under the caption “Compensation of Directors.” We were also a party to certain transactions in which Mr. Taglich had a direct or indirect interest described below under the caption “Compensation Committee Interlocks and Insider Participation.”

We have entered into a consulting agreement with Dr. Fassihi, a member of our board of directors, described above under the caption “Compensation of Directors.” Dr. Fassihi also assigned us all of his right, title and interest in and to the technology known as “oral extended release dosage form based on the principle of controlled hydration” on May 24, 2001. We paid a fee to Dr. Fassihi in connection with execution of this assignment agreement and an additional fee upon issuance of Patent No. 6,517,868. Dr. Fassihi assigned all of his right, title and interest in the technology known as “multiple compressed asymmetric composite delivery system for release-rate modulation of bioactives” to us on August 1, 2002. We paid Dr. Fassihi $50,000 in connection with execution of this assignment agreement and filing of the patent and agreed to pay an additional fee upon issuance of the first patent. We are obligated to pay Dr. Fassihi an annual license maintenance fee, share in upfront payments from customers and pay royalties based on product sales with respect to the intellectual property assigned to us under each agreement.

We entered into two license agreements with Temple University pursuant to which we obtained exclusive worldwide rights to two patents issued to Temple University which listed Dr. Fassihi as one of the inventors. Under the terms of Temple University’s development policy, the inventors receive 50% of the royalty payments received by the University. As a result of these arrangements, we estimate that Dr. Fassihi received approximately $35,000 of the royalties paid to Temple during 2005. In late 2005, the board of directors concluded that it would be in our best interest to reduce the royalty payments due to Temple with respect to prescription drugs under one of the license agreements in exchange for a lump sum payment of $400,000, of which $200,000 would be paid to Dr. Fassihi. In 2006, the board of directors and audit committee approved an amendment to the license agreement for the salt patent effecting these changes; however, such amendment had not been executed as of May 1, 2006.

In March 2002, we entered into an exclusive patent license agreement with Arthur-Daniels-Midland (ADM), a holder of more than five percent of our common stock, which granted ADM an exclusive license and right of first refusal to develop and market certain dietary supplement and nutraceutical products using our CDT Technology. We will receive royalties based on a percentage of net sales of the licensed products sold by ADM each quarter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by SEC regulations to furnish with us copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such reports furnished to us and written representations by certain reporting persons regarding their compliance with the applicable reporting requirements we believe that, during 2005, all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that Messrs. Caudill, Pines, Schroeder, and Taglich each filed one late report with respect to one transaction.

REPORT OF THE COMPENSATION COMMITTEE

Dr. Caudill, Mr. Lucas and Mr. Pines are the current members of the compensation committee. The compensation committee is responsible for establishing compensation programs for all employees with compensation in excess of $100,000, including executives. For executive officers, the compensation committee evaluates performance and determines compensation policies and levels. The president and chief executive officer may participate in the committee discussions regarding compensation of executive officers, but may not be present when the committee discusses his own compensation.

Compensation Philosophy

The goals of our compensation program are to align employee compensation with our business objectives and performance and to enable us to attract and retain the highest quality executive officers and other employees, reward them for our progress and motivate them to enhance long term stockholder value. The key elements of the philosophy are as follows:

•	We pay competitively with companies with which we compete for talent.

•	We maintain short and long-term incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

Forms of Compensation

Base Salary.    The compensation committee annually reviews each executive officer’s base salary. When reviewing base salaries, the compensation committee considers individual and corporate performance, levels of responsibilities, prior experience, breadth of knowledge and competitive pay practices. Base salaries for executive officers for 2006 were increased between 5% and 41% as compared to fiscal 2005. The increases were due to the executive officer’s and our performance during the prior year, including, among other things, the completion of additional financing in February 2005, completion of strategic alliances and the progress of our development programs.

Near-Term Incentives.    In December 2005, the compensation committee met and approved cash bonuses for performance for the 2005 fiscal year for all executive officers. The bonuses awarded depended on the achievement of specified corporate goals and individual performance objectives for each executive officer. Cash bonuses awarded to executive officers for performance in 2005 ranged from 15% to 49% of the executive officers’ respective base salaries. The compensation committee annually reviews and approves the performance objectives for our executives.

Long-Term Incentives.    Our long term incentive program for officers consists of stock option grants pursuant to our 2004 equity incentive plan. Stock options granted to our executive officers under the plan generally vest over a three year period to encourage employees to remain with us. Through option grants, executives and employees receive equity as an incentive to assist in building long-term stockholder value. Stock option grants in 2005 were made at an exercise price of 100% of the fair market value of our common stock on the date of grant. Executive officers receive value from the grants only if the common stock appreciates over the long term. In determining the size of stock option grants to executive officers, the compensation committee bases its decisions on such factors as the value of options awarded to comparable positions in peer group companies, corporate and individual performance, the number of options currently held by the officers, the allocation of overall share usage attributed to executive officers and the relative proportion of long-term incentives within the total compensation mix.

Chief Executive Officer Compensation

Mr. Wilds’s base salary as president and chief executive officer in fiscal year 2005 was $320,000. His bonus for 2005 consisted of $156,000 in cash. Mr. Wilds’s base salary and bonus were determined by the compensation committee in the same manner as that for our other executive officers, and was based on the achievement of specified corporate goals and individual performance objectives, including, among other things, the completion of additional financing in February 2005, negotiation of strategic alliances, and the progress of our development programs. Mr. Wilds’s base salary for 2006 was set at $335,000.

We entered into an employment agreement with Mr. Wilds in November 2004. In accordance with this agreement, we granted Mr. Wilds options to purchase 300,000 shares of common stock at an exercise price of $3.21 per share (the closing price at the date of grant). This grant reflected Mr. Wilds’s performance in 2004 and 2003 and was designed to align his long term compensation with building stockholder value. These options have a ten year term and vest over three years in 36 equal monthly installments. The agreement also provides that Mr. Wilds will receive a monthly car allowance of $500, paid vacation of four weeks per year, and other customary benefits. Mr. Wilds did not receive any additional stock options during 2005.

Compliance with Internal Revenue Code Section 162(m)

Section 162m of the Internal Revenue Code, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its other highly compensated executive officers. The compensation committee established a Section 162 subcommittee which is comprised solely of outside directors (currently Dr. Caudill and Mr. Lucas) for purposes of Section 162(m) of the Internal Revenue Code as amended. The subcommittee was authorized to approve compensation arrangements for our highly compensated officers, as well as approve stock option grants to executive officers and directors. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Section 162(m) subcommittee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to our executive officers in a manner that is intended to avoid disallowance under Section 162(m).

Randall L-W. Caudill

Herbert L. Lucas, Jr.

Michael N. Taglich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the compensation committee are Dr. Caudill (Chairman), Mr. Lucas and Mr. Pines. Mr. Taglich served as a member of the compensation committee until December 9, 2005. Although Mr. Wilds, our president and chief executive officer, participated in compensation discussions during 2005, he did not participate in any deliberations or decisions regarding his own compensation.

Since the beginning of fiscal 2005, we were a party to certain transactions with Taglich Brothers, Inc. Mr. Taglich, a member of our board of directors, and his brother, Robert Taglich, are affiliates of Taglich Brothers, Inc.

On February 8, 2005, we completed the private placement of 3,750,000 shares of our common stock for $4.00 per share. The sale of shares was for an aggregate purchase price of $15 million and resulted in net proceeds of approximately $14,100,000. Taglich Brothers acted as the placement agent for the transaction pursuant to a letter agreement dated as of February 8, 2005. In accordance with the letter agreement, Taglich Brothers received a cash fee of $750,000 and warrants to purchase 75,000 shares of our common stock at an exercise price of $5.00 per share exercisable for five years. In addition, we reimbursed Taglich Brothers for its reasonable out-of-pocket expenses up to $30,000 incurred in connection with the private placement.

On March 8, 2006, we entered into an engagement letter with Roth Capital Partners and Taglich Brothers to act as placement agents in connection with the sale of up to $40 million of our common stock. The engagement letter provides that the placement agents would receive a fee equal to 6% of the gross proceeds to us and five year warrants to purchase up to 30,000 shares of our common stock at a price equal to 150% of the offering price. On April 21, 2006, we closed a registered direct offering of 2,370,100 shares of our common stock at $5.00 per share for gross proceeds of $11,850,500. We paid the placement agents $711,030 in cash and issued warrants to purchase 11,000 shares of common stock at $7.50 per share, exercisable for five years. Of the amount paid to the placement agents, Taglich Brothers, Inc. received $511,030 in cash and warrants to purchase 5,500 shares of common stock.

REPORT OF THE AUDIT COMMITTEE*

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Grant Thornton LLP is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles in the United States and to issue a report on its audit.

The members of the audit committee are Mr. Lucas (Chairman), Dr. Caudill, Mr. Pines and Dr. Sorell. The board of directors has determined that each member of the audit committee satisfies all applicable independence and experience requirements of the American Stock Exchange and the Securities and Exchange Commission for audit committee membership. The board of directors has also determined that at least one member of the audit committee, Dr. Caudill, is qualified as an “audit committee financial expert” as defined by the SEC.

The audit committee acts pursuant to a written charter adopted by the board of directors. A copy of the charter is included as an appendix to our proxy statement filed with the SEC on May 25, 2004. The audit committee retains our independent auditors, reviews their independence, reviews and approves any fee arrangements with our auditors, oversees their audit work, reviews and pre-approves any non-audit services that may be performed by them, reviews the adequacy of accounting and financial controls, reviews our critical accounting policies and reviews and approves any related party transactions.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005, with management and with our independent auditors. The audit committee has also reviewed and discussed with our independent auditors all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The audit committee has met with Grant Thornton LLP, with and without management present, to discuss the overall scope of Grant Thornton LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

The audit committee has received from Grant Thornton LLP a formal written statement describing all relationships between the auditors and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that SCOLR Pharma’s audited financial statements be included our annual report on Form 10-K for the fiscal year ended December 31, 2005.

AUDIT COMMITTEE

Herbert L. Lucas, Chairman

Randall L-W. Caudill

Wayne L. Pines

Michael Sorell

*	The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this proxy statement into any filings under either the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate such report by reference, and further, such report shall not otherwise be deemed filed under such acts.

INFORMATION REGARDING THE INDEPENDENT AUDITORS

The audit committee of the board of directors has selected Grant Thornton LLP as our independent auditors for the fiscal year ending December 31, 2006. Grant Thornton LLP has audited our financial statements for the 2005 and 2004 fiscal years. A representative of Grant Thornton LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets for the aggregate fees billed to us for the fiscal years ended December 31, 2005, and 2004, by Grant Thornton LLP, our independent auditors.

	Fiscal 2005	Fiscal 2004
	(In thousands of U.S. dollars)
Audit Fees(1)	$252,028	$87,031
Audit-Related Fees(2)	$—	—
Tax Fees(3)	$8,206	$11,550
All Other Fees(4)	$—	$6,080

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the audit of our annual financial statements, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit-related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews. This category primarily includes services relating to internal control assessments and accounting-related consulting. Grant Thornton LLP rendered no such services during the last two years.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance, tax advice, and tax planning.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2007 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than January 4, 2007. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Secretary at our principal executive offices, not less than seventy-five (75) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event less than ninety (90) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice must be so received by the Secretary not later than the close of business on the fifteenth (15th) day following the day on which such notice of meeting was mailed or such public disclosure was made, whichever occurs first.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the 2006 annual meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2005 annual report (which is not a part of our proxy soliciting materials) is being mailed to stockholders with this proxy statement. Our annual report on Form 10-K for fiscal 2005 and the exhibits filed with it are available at our web site at www.scolr.com/financial.html. Upon request by any stockholder to the following address, a copy of the annual report on Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits:

Investor Relations SCOLR Pharma, Inc. 3625 132nd Avenue SE Suite 400 Bellevue, Washington 98006 (425) 373-0171

By order of the Board of Directors

Daniel O. Wilds
President and Chief Executive Officer

May 5, 2006

SCOLR Pharma, Inc.

PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Daniel O. Wilds and Alan M. Mitchel, and each of them, with full power of substitution, as proxies to represent and vote as designated in this proxy any and all of the shares of common stock of SCOLR Pharma, Inc., held of record by the name of the undersigned on the Company’s books on April 21, 2006, at the Annual Meeting of Stockholders of SCOLR Pharma, Inc. to be held in New York at 10:30 a.m. on June 8, 2006, and any continuation or adjournment thereof, with all powers the undersigned would possess if personally present at the meeting.

The undersigned hereby directs and authorizes said proxies, and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed below, or, if no specification is made, to vote in favor thereof.

The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders of the Company, (b) accompanying Proxy Statement, and (c) Annual Report to Stockholders for the fiscal year ending December 31, 2005.

PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1. PROPOSAL 1 — To elect the following eight (8) persons as directors to hold office until their successors are elected and qualified:

Nominee: Randall L-W Caudill

FOR WITHHELD Nominee: Dr. Reza Fassihi FOR WITHHELD Nominee: Herbert L. Lucas, Jr.

FOR WITHHELD Nominee: Hans Mueller FOR WITHHELD Nominee: Wayne L. Pines FOR WITHHELD Nominee: Michael Sorell FOR WITHHELD Nominee: Michael N. Taglich FOR WITHHELD Nominee: Daniel O. Wilds FOR WITHHELD

2. PROPOSAL 2 — To approve an increase in the maximum aggregate number of shares that may be issued under the 2004 Equity Incentive Plan by 2,000,000 shares.

FOR AGAINST ABSTAIN

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

MARK HERE FOR ADDRESS CHANGE

AND NOTE AT LEFT

Signature: Date:

Signature: Date:

Note: Sign exactly as your name(s) appears on your stockholder certificate. If shares of stock are held in the name of two or more persons or in the name of a husband and wife, either as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.